EXHIBIT 21.1

                                      ORION
                                SUBSIDIARIES LIST
                                -----------------


Orion Network Systems, Inc.*

Orion Satellite Corporation

International Private Satellite Partners, L.P.

OrionNet, Inc.

Orion Asia Pacific Corporation

Asia Pacific Space and Communications, Ltd.

Orion Atlantic Europe, Inc.

OrionNet Finance Corporation


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*The issuer of the Units is a newly-formed  Delaware corporation presently named
  Orion Newco Services, Inc. The issuer will become the parent holding company of the existing public company, Orion Network Systems, Inc. ("Old ONSI"), and will change its name to Orion Network Systems, Inc., at which time Old ONSI will change its name to_____________________.